Exhibit 99.2

CITI TRENDS ANNOUNCES ED ANDERSON TO RETIRE AS CEO

DAVID ALEXANDER TO BE PROMOTED TO CEO

SAVANNAH, GA (March 25, 2009) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that Ed Anderson, Chairman and Chief Executive Officer, will retire as CEO effective April 4, 2009. David Alexander, currently President and Chief Operating Officer, will assume the role of Chief Executive Officer and become a member of the Board of Directors, effective April 5, 2009.

Mr. Anderson will continue as an employee of the Company, serving as Executive Chairman of the Board, in order to provide for an orderly transition of the Chief Executive Officer role. He will serve as advisor and counselor to Mr. Alexander and will continue to serve as Chairman of the Company’s Real Estate Committee.  Mr. Anderson will also provide broad oversight of the Company’s operations for the Board, and Mr. Alexander will report directly to him.

Mr. Anderson commented, “First, this is a great time for me to step down. The Company had a very good year in 2008 and is off to an excellent start in 2009. We have assembled a great team of executives to lead the Company into the future. Very importantly, we are promoting to Chief Executive Officer, David Alexander, an executive with outstanding skills and experience.”

“The Board of Directors has taken succession planning very seriously, and has spent a great deal of time and effort, particularly, on executive management succession. My stepping down and moving into the Executive Chair role, together with promoting David Alexander, a highly qualified executive, to the CEO job, are successful results of the Board’s succession planning process.”

“I have enjoyed leading this Company for the last seven years. Our team has accomplished a great deal in that time. The Company is strong financially, is operating very well and is positioned for great success in the future. I thank all the Citi Trends employees for their hard work and support.”

John Lupo, an independent Director of Citi Trends Inc., commented, “Ed Anderson’s leadership has not only led Citi Trends to year after year record sales and profits, the building of a strong infrastructure and an even stronger balance sheet, but he has done so with the highest level of honesty and integrity.  He has developed a culture and a management team that is built on that same high level of honesty and integrity. The Company is fortunate that Ed has agreed not only to remain on the Board, but also to be our Executive Chairman of the Board and help manage the transition.”

“The Board of Directors would also like to congratulate David Alexander on his promotion to Chief Executive Officer and welcome him as a director.  We are very fortunate to have an individual of David’s caliber to be able to step in and assume the CEO role.  The Board will do whatever we can to make the transition smooth and help David in any way we can.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company currently operates 361 stores located in 22 states in the Southeast, Mid-Atlantic and Midwest regions and the state of Texas.  Citi Trends’ website address is www.cititrends.com.  CTRN-E

Contact:	Bruce Smith	Ed Anderson
	Chief Financial Officer	Chairman and Chief Executive Officer
	(912) 443-2075	(912) 443-3705

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